Exhibit 10.1
CRANE HOLDINGS CO. 100 FIRST STAMFORD PLACE STAMFORD, CT 06902-6784

February 24, 2023

Christina Cristiano
[Address Omitted]
[Address Omitted]

Dear Christina,

Congratulations on your promotion to Senior Vice President, Chief Financial Officer of Crane NXT! We are excited for you to continue in the next journey of your career! I’m looking forward to us partnering together on strategy, capital structure and future growth opportunities. Your successful career makes you an ideal fit for this critical leadership role. This promotion is effective February 27, 2023.

I am pleased to present you with the compensation details for your new role:

1.Your new annual base salary will be $450,000. This represents an increase of 31%. You will be eligible for a merit increase in January 2024.

2.You will be eligible for a target discretionary bonus of 70% of your new base salary. The bonus is based on achievement of Crane NXT Earnings Per Share and Free Cash Flow relative to plan as well as personal performance. The annual incentive plan is capped at 200% of target payout. Your 2023 earned bonus will not be pro-rated.

3.You will continue to be eligible for consideration in the Crane Holdings, Co. Amended & Restated Stock Incentive Plan. Stock awarded annually is at the discretion of the Management Organization and Compensation Committee of the Board of Directors. Please note that in conjunction with any stock award granted to you, you will be required to sign a Confidentiality, Non-Solicit and Non-Competition Agreement.

To the extent that the terms of the Stock Incentive Plan may be amended from time to time or differ from the above descriptions, the terms of the then current plans will control the benefits to which you may be entitled. As a Corporate Senior Vice President, you will be required to retain a minimum of five (5) times base salary in Crane NXT Common Stock. We believe this executive stock holding requirement aligns our senior leaders with the best interests of Crane NXT, Co.’s shareholders.

4.In addition to the annual equity award you received in February 2023, a true-up equity award with a value of $650,000 will be granted to you on April 20, 2023.  This award will be granted for the difference in LTI value between your previous job level and your new job promotion.

5.Upon separation, your new total cash compensation represents an increase of 49%.

6.Your current benefits and vacation will remain unchanged including eligibility with Benefit Equalization Plan – Part B (BEP), the company vehicle, executive physical and three (3) year Change in Control (CIC).
Christina, this promotion is in recognition of both your achievements, dedication, and efforts on behalf of Crane. I look forward to continuing working with you! Please return a signed copy of this letter to my attention.

Sincerely,

/s/ Aaron Saak
Aaron Saak
President and CEO Crane NXT

Accepted:

/s/ Christina Cristiano___________                February 27, 2023___________
Christina Cristiano                    Date